Exhibit 99.5

INSTRUCTIONS TO

BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER

OF

INTERTAPE POLYMER US INC.

8½% Senior Subordinated Notes due 2014

To participant of the book-entry transfer facility:

The undersigned hereby acknowledges receipt of the prospectus dated                     , 2004 of Intertape Polymer US Inc. and a related letter of transmittal (which together constitute the “exchange offer”).

This will instruct you, the book-entry transfer facility participant, as to the action to be taken by you relating to the exchange offer with respect to the outstanding notes held by you for the account of the undersigned.

The aggregate face amount of the outstanding notes held by you for the account of the undersigned is (fill in amount): US$                     of the 8½% Senior Subordinated Notes due 2014.

With respect to the exchange offer, the undersigned hereby instructs you (check appropriate statement):

☐ A. TO TENDER the following outstanding notes held by you for the account of the undersigned (insert principal amount of outstanding notes to be tendered):

US$                     1 of the 8½% Senior Subordinated Notes due 2014, and not to tender other outstanding notes, if any, held by you for the account of the undersigned;

OR

☐ B. NOT TO TENDER any outstanding notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the outstanding notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the letter of transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) it is not an affiliate of Intertape Polymer US Inc. or Intertape Polymer Group Inc. or its subsidiaries or, if the holder is an affiliate of Intertape Polymer US Inc. or Intertape Polymer Group Inc. or its subsidiaries, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes, (iv) the holder is not a broker-dealer who purchased the outstanding notes for resale pursuant to an exemption under the Securities Act, and (v) the holder will be able to trade exchanged notes acquired in the exchange offer without restriction under the Securities Act. If the undersigned is a broker-dealer (whether or not it is also an “affiliate”) that will receive exchange notes for its own account in exchange for outstanding notes, it represents that the outstanding notes to be exchanged for exchange notes were acquired by it as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus in connection with any resale of exchange notes, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

(1)	Must be a minimum aggregate principal amount of at least US$1,000 or an integral multiple of US$1,000 thereof.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s) (please print):

Address:

Telephone Number:

Taxpayer identification of Social Security Number:

Date: